EX-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

March 26, 2012

Delaware Group Equity Funds II
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware Group Equity Funds II set forth below (each a “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that such Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages for the periods set forth below.

Fund	Class	12b-1 Cap	Period
Delaware Large Cap Value Fund	Class R	0.50%	March 26, 2012 through March 31, 2013
Delaware Value Fund	Class A	0.25%	March 26, 2012 through May 31, 2013
	Class R	0.50%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ J. Scott Coleman
	Name:	J. Scott Coleman
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Equity Funds II

By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President
	Date:	March 26, 2012